Exhibit 3.3

CERTIFICATE OF LIMITED PARTNERSHIP

OF

SABRA HEALTH CARE LIMITED PARTNERSHIP

This Certificate of Limited Partnership of Sabra Health Care Limited Partnership, dated May 12, 2010, is being duly executed and filed by Sabra Health Care REIT, Inc., a Maryland corporation, as general partner, to form a limited partnership under the Delaware Revised Uniform Limited Partnership Act.

1. The name of the limited partnership formed hereby is Sabra Health Care Limited Partnership (the “Partnership”).

2. The address of the registered office of the Partnership in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808.

3. The name and address of the registered agent for service of process on the Partnership in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808.

4. The name and business address of the sole general partner of the Partnership is:

Sabra Health Care REIT, Inc.

18831 Von Karman, Suite 400

Irvine, California 92612

5. This Certificate of Limited Partnership shall be effective upon the filing hereof.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Limited Partnership as of the date first above written.

Sabra Health Care REIT, Inc.

By:	/s/ Richard K. Matros
Name: Richard K. Matros
Title: Chief Executive Officer and President